AMENDMENT TO EXECUTIVE SEVERANCE AGREEMENT

The Executive Severance Agreement between MILACRON INC., a Delaware Corporation (the “Company”) and [     ] (the “Executive”) dated as of      , 200     (the “Agreement”) is hereby amended effective as of October 1, 2007.

AMENDMENTS

1.	Section 2 of the Agreement is hereby amended by adding the following new subsection (g) at the end thereof:

"(g) Notwithstanding any other provision of this Agreement to the contrary, the acquisition of a majority of the 6.0% Series B Convertible Preferred Stock of the Company by Ohio Plastics LLC that may occur after October 1, 2007 and the transactions consummated in connection therewith (the “2007 Acquisition Transaction”) shall not constitute a “Change in Control” under the Agreement and, accordingly, the occurrence of the 2007 Acquisition Transaction shall not result in any circumstances, events or changes being triggered solely as a result of the 2007 Acquisition Transaction including, without limitation, any of the following: (i) the immediate vesting of any equity-based award (including any option, restricted stock, phantom stock and/or performance share) under Section 3(a) of this Agreement (with respect to equity-based awards granted to the Executive before the 2007 Acquisition Transaction), (ii) any lump sum cash payment of the Executive’s annual bonus under Section 3(b) of this Agreement or (iii) any additional benefits which would otherwise be provided under the Agreement upon the Executive’s Qualifying Termination.”

2.	A new Section 15 is added to the Agreement to provide as follows:

“15. To the extent applicable, the parties intend that this Amendment to the Agreement comply with the provisions of Section 409A of the Code to the extent consistent with the provisions of this Amendment. This Amendment shall be construed, administered, and governed in a manner consistent with this intent. If any of the payments or benefits received, to be received or deemed to be received by the Executive under the Agreement as a result of this Amendment to the Agreement are subjected to any additional tax (or penalties or interest thereon) or interest imposed under Section 409A(a) of the Code, the Company shall pay to the Executive within five (5) business days of the Executive’s written request for payment an additional amount equal to the amount of such additional tax (including penalties and interest thereon) and interest plus any federal, state and local income and employment taxes on the payment of such additional tax (including interest and penalties thereon) and interest. The Executive’s written request for payment (a) shall be accompanied by such evidence as the Company may reasonably request to substantiate the Executive’s obligation to pay such additional tax and to calculate the appropriate amount of the payment provided herein, and (b) must be made no later than ten (10) business days prior to the end of the calendar year next following the calendar year in which the Executive remits the related taxes.”

IN WITNESS WHEREOF, the Company and Executive acknowledge that no amounts are currently earned but unpaid under Section 3(c) of the Agreement; and the Company has caused this Amendment to the Agreement to be executed on its behalf by its duly authorized officer and the Executive, for good and valuable consideration, has consented to and does hereby execute this Amendment as of the date first specified above.

MILACRON INC.

By:

EXECUTIVE

Date: